EXHIBIT 99.1


VALENCE TECHNOLOGY, INC.




     VALENCE TECHNOLOGY, INC. EXPECTS $15.2 MILLION IN ADDITIONAL FINANCING

     INSTITUTIONAL INVESTORS TO PARTICIPATE IN COMMON STOCK FINANCING UNDER
                          SHELF REGISTRATION STATEMENT


AUSTIN, TX, APRIL 4, 2002 -- Valence Technology, Inc. (Nasdaq: VLNC), a leader in the development and commercialization of Lithium-ion polymer rechargeable batteries, today announced that it has entered into an arrangement with A.G. Edwards & Sons, Inc. and Wm Smith Securities, Incorporated to act as placement agents for a new issuance of the Company's common stock. The placement agents have received commitments from a select group of institutional investors for
6.122 million shares at a price of $2.70 per share. The successful placement of all of the shares committed in the offering would raise net proceeds of approximately $15.2 million. Proceeds from the financing will be used for working capital purposes.

The shares of common stock are being offered through a prospectus supplement filed today with the Securities and Exchange Commission, pursuant to the Company's effective shelf registration statement, filed with the Commission on August 9, 2001. This release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of the common shares in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Offers will be made only by means of the prospectus and prospectus supplement forming part of the effective registration statement.

   Copies of the prospectus supplement and prospectus may be obtained from Valence by writing, telephoning or e-mailing Valence at:

                            Valence Technology, Inc.
              Attention: Kevin Mischnick, Vice President of Finance
                      6504 Bridge Point Parkway, Suite 415
                               Austin, Texas 78730
         Telephone: (512) 527-2900; e-mail: Kevin.Mischnick@valence.com


ABOUT VALENCE TECHNOLOGY, INC.

Valence is a leader in the development and commercialization of Lithium-ion polymer rechargeable batteries. Valence has more than 807 issued and pending patents worldwide, including 262 issued in the U.S. The company has facilities in Austin, Texas, Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the Nasdaq National Market under the symbol VLNC and can be found on the Internet at www.valence.com.


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FORWARD-LOOKING STATEMENT

The information contained herein includes "forward-looking statements," including statements regarding the company's expectation of the placement of
6.122 million shares and the net proceeds of $15.2 million. The company cautions readers not to put undue reliance on forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.


INVESTOR CONTACT                          MEDIA CONTACT

Hill & Knowlton, Inc.                     Blanc and Otus
Lynn Tran                                 Sue Ellen Schaming
ltran@hillandknowlton.com                 sschaming@blancandotus.com
(323) 966-5754                            (415) 856-5129